                     SEPARATION AGREEMENT AND MUTUAL RELEASE

    This Agreement, dated as of September 18, 1996 ("Effective Date"), is between Metra Biosystems, Inc., a California corporation ("Metra"), and Colette Z. Andrea ("Andrea").

                                   RECITALS

    Andrea desires to resign her employment with Metra effective as of September 18, 1996 ("Resignation Date"), and Metra is willing to accept Andrea's resignation.

    Metra desires to retain Andrea's services as a consultant and Andrea is willing to serve as a consultant under the conditions described herein.

    Metra and Andrea desire to resolve all claims as described in this Agreement and thereby avoid the expense and uncertainty of litigation.

    ACCORDINGLY, the parties agree as follows:

    1. METRA'S OBLIGATIONS. In consideration for Andrea's voluntary resignation and the other obligations described below, Metra agrees to provide Andrea the following severance benefits:

         (A) SEVERANCE AND CONSULTING PAYMENTS. For the lesser of (a) until March 18, 1997, or (b) until Andrea becomes employed at another employer (defined as the "Initial Severance Period"), Metra agrees to pay Andrea, semi-monthly and in accordance with the Company's normal payroll practices Seven Thousand Five Hundred Dollars ($7,500), less applicable withholdings and any amounts earned by Andrea through consulting activities she provides to other entities. In the event that Andrea becomes employed at another employer prior to March 18, 1997, Metra agrees to pay Andrea as a lump sum, less applicable withholdings, any remaining payments owed Andrea during the Initial Severance Period (E.G., if Andrea is employed at three
    (3) months, the remaining three (3) months of pay in lump sum, which would be $45,000, less the same withholdings that apply for any employee as required by law, will be provided to Andrea.)

         If Andrea remains unemployed at the conclusion of the Initial
    Severance Period, and has made good faith efforts to seek reemployment, Metra agrees to continue these payments for the lesser of (a) until September 18, 1997, or (b) until Andrea becomes employed at another employer (defined as the "Extended Severance Period"). "Good faith" is defined as the steps necessary for a reasonable person in Andrea's position at Metra prior to the date of resignation hereunder to secure comparable employment in Northern California. "Employment" is defined as a full-time, nonconsulting position, with an annual salary not less than $160,000.00.

         Should Andrea become either physically or mentally disabled such that she cannot be employed, or if Andrea sustains death, the obligations of Metra will not cease under this Agreement, and the terms and conditions of the agreement will inure to the benefit of Andrea's family, husband and children.

         (B) BENEFITS CONTINUATION. Metra will provide Andrea and her dependents with the medical and dental benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). In the provision of these benefits, Metra agrees to pay Andrea's COBRA premiums, less her current family copayment for coverage as Andrea and all executives now make, through September 18, 1997, or until Andrea becomes eligible for coverage under another plan (the "Benefits Continuation Period"). Following the Benefits Continuation Period, Metra shall continue to provide COBRA benefits as required by law, with Andrea to pay the COBRA premiums.

         (C) CONTINUED STOCK VESTING. Subject to Andrea's continued eligibility to receive the severance and consulting payments described in Paragraph 1(a) above, and subject to her continued adherence to the noncompetition obligations set forth in paragraph 2(e) below, Andrea will continue to vest in common stock Andrea received under the December 30, 1994 stock grant. However, Metra agrees that, should Andrea become reemployed during the Initial Severance Period, she, nonetheless, will be permitted to continue to vest in the common stock she received under the December 30, 1994 stock grant until March 18, 1997.

         (D) OUTSTANDING AMOUNTS OWED FOR HOUSING LOAN AND RELOCATION EXPENSES. Any amounts owed by Andrea to Metra arising from Andrea's housing loan or relocation expenses will be written off by Metra.

         (E) INDEMNIFICATION. Metra agrees to indemnify Andrea for any fees, costs and penalties if Andrea is named as a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Andrea was an officer, employee or agent of Metra or based upon any action or inaction undertaken by Andrea while exercising her duties and responsibilities on behalf of Metra. In this regard, Metra reaffirms its obligations to Andrea under the Metra Biosystems Indemnification Agreement the parties executed on September 26, 1994.

         (F)  REFERENCE LETTERS.  Metra agrees that Mr. George Dunbar and
    Mr. Ronald Steckel will provide Andrea with mutually-acceptable letters of reference (attached).

         (G)  PRESS RELEASE.   Prior to publishing a press release describing
    Andrea's resignation from the Company, Metra will share with Andrea the contents of any release in which her resignation is described. The release, to the extent that it shall refer, either directly or indirectly, to Andrea shall be approved and/or edited by Andrea prior to its publication.

    2.   ANDREA'S OBLIGATIONS.

         (A) RESIGNATION. Andrea resigns her employment with Metra effective as of September 18, 1996.

         (B) NOTICE OF REEMPLOYMENT. During the Initial and Extended Severance Periods, Andrea shall provide Metra advance written notice of
    (i) the effective date of any subsequent employment, and (ii) the effective date of her eligibility under any applicable benefit plan with another employer.

         (C) NOTICE OF CONSULTANTSHIP INCOME AND REEMPLOYMENT EFFORTS. Andrea agrees that throughout the severance continuation period, she will report, in writing and on a semi-monthly basis, to Debby Dean at Metra, all income she earns as a consultant or an employee from entities other than Metra and, further, understands that such income shall be deducted from the severance payments described in Paragraph 1(a) above.

         Andrea also agrees that she will report to Ms. Dean, in writing every ninety days, the number of all prospective employers and search firms that Andrea has contacted with respect to her efforts to seek reemployment.

         (D) SERVICE AS CONSULTANT TO METRA. During the severance period, Andrea agrees to serve as a consultant to Metra, and will provide consulting services, as required by the Company, not to exceed six hours per month.

         (E) NONCOMPETITION. During the period Andrea receives severance benefits under Paragraph 1(a) above, Andrea agrees that she will not work for, as either an employee or a consultant, any of the following companies:
    (1) DSL; (2) Inc Star; (3) Osteometer; (4) Ostex International; (5) The Nichols Institute; (6) Lunar; (7) Norland; and (8) Hologic. If Andrea accepts employment with, or provides consulting services for, the entities listed above, all severance payments, benefits continuanceand stock vesting under this Agreement will cease.

         (F) COOPERATION. Andrea shall cooperate with Metra in (i) the orderly transfer of Andrea's responsibilities to other person(s); (ii) the defense of any action brought by any third party against Metra that relates in any way to Andrea's acts or omissions while employed by Metra; and
    (iii) the prompt return to Metra of all property of Metra, including, without limitation, her building access card and keys, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Andrea in the course of or incident to her employment with Metra.

         (G) CONFIDENTIAL INFORMATION. Andrea shall not, for the benefit of any person or entity other than Metra, disclose or use any information regarding Metra' business, employees, or customers, which was produced by any employee of Metra in the course of his or her employment or otherwise produced or acquired by or on behalf of Metra, and which is not properly in the public domain.

         Andrea further acknowledges that she remains bound by the obligations set forth in the Non-Disclosure Agreement between the parties, dated
    July 7, 1994, and in the Employee Confidentiality and Inventions Agreement that she executed on December 10, 1994.

    3. ACKNOWLEDGMENT THAT NO OTHER COMPENSATION DUE ANDREA. Andrea expressly acknowledges that the payments and benefits described in Paragraph 1 above, include consideration beyond that to which Andrea is otherwise entitled and all compensation due Andrea by Metra, including all wages, commissions, bonus payments, and payments for accrued but unused vacation and stock options.

    4.   MUTUAL RELEASE.

         (A) RELEASE BY ANDREA. Except for Metra's continuing obligations under this Agreement, Andrea and her representatives, heirs, successors, and assigns do hereby completely release and forever discharge Metra, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Andrea may now have or has ever had, arising out of Andrea's employment at Metra as prior to the date of her resignation from Metra, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Andrea likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.

         (B) RELEASE BY METRA. Except for Andrea's continuing obligations under this Agreement, Metra, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (referred to hereinafter collectively as "Metra") do hereby completely release and forever discharge Andrea, and her representatives, heirs, successors, and assigns from all claims, rights, demands, actions, liabilities, causes of action, and obligations of any kind and character whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, which Metra may now have or has ever had against Andrea from the beginning of time through the date Metra and Andrea executed this Agreement (collectively, the "Released Claims").

    5. SECTION 1542 WAIVER. The parties understand and agree that the Released Claims include not only claims presently known to Andrea and/or Metra, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in
Section 4. Andrea and Metra understand that they may hereafter discover facts different from what they now believe to be true which, if known, could have materially affected this Agreement, but they, nevertheless, waive any claims or rights based on different or additional facts. Andrea and Metra knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    6. MUTUAL NONDISPARAGEMENT. Both Andrea and Metra's senior management, as well as Metra's Board of Directors, agree that both Andrea and Metra's senior management, as well as Metra's Board of Directors (both present and future) shall not make or publish, either orally or in writing, any disparaging statements regarding Andrea or Metra or Metra's senior management, or in any way impede or interfere with the contracts or customer relationships of the other. Metra will not authorize, ratify or condone any disparaging statements by any other of its employees, agents, representatives of any type.

    7    COVENANT NOT TO SUE.  The parties shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims.

    8. CONFIDENTIALITY. The parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by the other to any entity or person, for any reason, at any time, without the prior written consent of the other, unless required by law. Notwithstanding the foregoing, Andrea may disclose the terms of this Agreement to her spouse, and for legitimate business reasons, to legal, financial, and tax advisors.

    9. AGE DISCRIMINATION CLAIMS. Andrea understands and agrees that, by entering into this Agreement, (i) she is waiving any rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) she has received consideration beyond that to which she was previously entitled; (iii) she has been advised to consult with an attorney before signing this Agreement and has consulted with the Law Office of Maryanne Zanios Murphy; and (iv) she has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to her execution of the Agreement but has voluntarily waived the remainder of the twenty-one day period. Andrea may revoke this Agreement (by written notice to Metra) for a period of seven (7) days after her execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Andrea.

    10. ARBITRATION. All claims that Andrea may have against Metra or any other Released Party, or which Metra may have against Andrea, of any kind, including, but not limited to, all claims in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement ("Arbitrable Claims") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

    11. NOTICES. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Metra or to Andrea at the corresponding address below. Andrea shall be obligated to notify Metra in writing of any change in her address. Notice of change of address shall be effective only when done in accordance with this Section.

Metra' Notice Address:

         Metra Biosystems, Inc.
         265 North Whisman Road
         Mountain View, CA 94043

Andrea's Notice Address:

         Colette Z. Andrea
         1531 Chaumont Drive
         San Jose, CA 95118

    12. INTEGRATION. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Andrea, Metra, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement.

    13. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

    14   ASSIGNMENT; SUCCESSORS AND ASSIGNS.  Andrea agrees that she will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Andrea represents that she has not previously assigned or transferred any claims or rights released by her pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

    15. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

    16. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.

    18. REPRESENTATION BY COUNSEL. The parties acknowledge that (i) they have consulted counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

    19. AUTHORIZATION. Each of the parties has executed this Agreement, in the case of Metra by its duly authorized officer, as of the day and year first written above.


                               /s/  Colette Z. Andrea
                       -----------------------------------------
                                   Colette Z. Andrea



                                METRA BIOSYSTEMS, INC.


                                /s/  George W. Dunbar
                       -----------------------------------------
                                   George W. Dunbar
                         President and Chief Executive Officer

September 18, 1996


To Whom It May Concern:

Colette was hired by Metra in September 1994 as Vice President of Marketing and Clinical Affairs. Her extensive experience in pharmaceutical marketing was attractive to us as we set about introducing a new diagnostic marker which complements hormone replacement therapy products.

While somewhat unusual to include marketing, Colette was invited to join Metra's road show team when the Company sought its initial public offering in June 1995. She proved to be a good presenter and was able to effectively respond to investor questions. She continued to be a regular marketing contact with Metra's investment community.

Colette assumed responsibility for the Americas Sales function in January 1996, relinquishing Clinical Affairs at that time.

Colette is dynamic, competitive and has a high energy level. Colette is a strong strategic planner. She has been innovative in developing our launch plans. Her confidence and best efforts show when she is in the medical education role where she utilizes the strongest components of her technical, marketing and sales experiences and strengths.

Colette will certainly make a dynamic and visible contribution to any employer.

Sincerely,


/s/ George Dunbar

George Dunbar
President and CEO

September 18, 1996


To whom it may concern:

Over the past two years, I have worked with Colette Andrea in her initial role as Metra's Vice President of Marketing and Clinical Affairs and later as Vice President Marketing and U.S. Sales.

Colette brought a great deal of experience in pharmaceutical marketing to Metra. She exhibits a high degree of professionalism, a toughness in the face of difficult circumstances, and an intense desire to succeed. Colette pursued a tireless path including a rigorous travel schedule to help create market awareness for Metra's novel biochemical markers.

Colette took personal time to develop mentoring relationships with two employees within my group.

Colette will surely bring these same strengths to another employer.

Sincerely,

/s/ Ronald T. Steckel

Ronald T. Steckel
Senior Vice President